Exhibit 99.3
Thank you, Art, and good afternoon ladies and gentlemen.
Total revenue for the fourth quarter 2007 was $13.7 million, versus $14.6 million in the fourth quarter 2006. The year-over-year decline is principally due to the lack of DTPA revenue in this year’s fourth quarter results. During the fourth quarter 2007, Ophthalmic and Hospital Drugs and Injectables business segment revenues (excluding DTPA) increased by approximately 40% and 11% respectively, versus the prior year comparative period. In our Ophthalmic business segment, net revenues were $5.4 million vs. $3.9 million for Q4’06, and reflect strong sales of our diagnostic products, primarily IC-Green and AK-Fluor. The Hospital Drugs and Injectables business segment net revenues were $4.2 million vs. $3.8 million for Q4’06, led by greater hospital contract compliancy.
The Company recorded DTPA product revenues of $3.6 million in the fourth quarter 2006 and negligible DTPA product revenue in the fourth quarter 2007. The Company also recorded Vaccine revenues of approximately $2.8 million in the fourth quarter 2007. The Contract Services business segment net revenues were $1.3 million vs. $3.2 million in the comparative prior year period, a decline of $1.9 million.
In the fourth quarter 2007, the Company announced the successful results of the FDA inspection for the Decatur, IL facility. The satisfactory resolution of past cGMP issues and a successful pre-approval inspection of the lyophilization facility are both significant events. Further, Regulatory compliance in Decatur will enable us to actively market and increase our contract services business segment net revenues, including the introduction of our lyophilization capabilities
Gross profit for the fourth quarter 2007 was $3.1 million as compared to $4.2 million in the fourth quarter 2006. The aggregate decline in fourth quarter 2007 gross profit versus the comparative prior year period was due to product mix and the prior year DTPA order. Sequentially, fourth quarter 2007 gross margin improved to 22.3% versus the third quarter 2007 gross margin of 18.8%. Lower Contract Services business segment volumes resulted in under absorbed manufacturing costs at our Decatur, IL production facility. Consequently, the Company has completed a reorganization that will generate projected annual cost savings of approximately $2.0 million.
Selling, general and administrative expenses totaled $6.1 million in the fourth quarter 2007, an increase of $0.8 million over the comparative prior year period. This increase is due to the investment in our newly created Vaccine Sales Team of twenty sales representatives, bringing the total Field and Inside Sales Representatives at the Company to 50.
Research and development expenses were $1.5 million in the fourth quarter 2007 versus $5.0 million in the comparative prior year period, and reflect lower milestone payments for product development efforts.

The net loss available to common stockholders for the fourth quarter 2007 was $5.0 million or $0.06 per fully diluted share, vs. the net loss available to common stockholders of $6.2 million in the fourth quarter 2006 or $0.07 per fully diluted share. The December 31, 2007 fully diluted share count for the Company is 92,446,930, which assumes stock options and warrants are outstanding for the full year rather than on a weighted average basis. As of December 31, 2007, the Company had cash and cash equivalents equal to $7.9 million and $10.5 million of undrawn availability under our Credit Agreement.
I would now like to draw your attention to the Balance Sheet. We ended the fourth quarter 2007 with $7.9 million in Cash and Cash Equivalents. In addition, we have a Restricted Cash account balance of $1.25 million with our commercial banker. As of December 31, 2007, the outstanding borrowing against our line of credit was $4.5 million, with an additional $10.5 million available under our $15.0 million Credit Facility. We expect to be cash flow positive in the second half of 2008 and have sufficient working capital to meet our business requirements this year.
The assets on our balance sheet have increased year over year, by approximately 6% in 2007, a reflection of multi-dose Tetanus Diphtheria vaccine and the corresponding inventory position. Today, Akorn is the only MDV supplier of Td-Vaccines in the marketplace with product dating greater than 12 months, and we look forward to servicing this important market through 2009. At that time, the supply of MDV will be exhausted in the marketplace and we will have transitioned our customers to the UDPF vaccine, primarily in the office-based physician market. As of December 31, 2007, we have no long-term debt, a nominal mortgage obligation that will be retired in June 2008 and a Current Ratio at year-end equal to 2.2.
Finally, I would like to briefly review the Statement of Cash Flows. During the fourth quarter 2007, we invested a total of $714,000, in Equipment and Software along with our investment in a product license with one of our development partners. The majority of our capital investments were for necessary machinery and equipment upgrades as well as our ongoing investment in new software and hardware to accommodate electronic FDA filings by our Corporate Regulatory Affairs Group.
We are also pleased to announce that our 2007 Form 10-K will be filed with the Securities and Exchange Commission this week, and that our independent registered public accountants have issued an unqualified audit opinion on the consolidated financial statements. In addition, their review of our internal control procedures indicated no material internal control weaknesses or significant deficiencies. For fiscal year 2008, we have engaged Ernst & Young LLP to be our independent registered public accounting firm
Thank you for your time and attention. I will now turn the teleconference back to Art.